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                                                                     EXHIBIT 3.7


                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPOARTION
                                       OF
                             CELERITY SYSTEMS, INC.,
                             A DELAWARE CORPOARTION

         The undersigned, in order to amend its Certificate of Incorporation, hereby certifies as follows:

         FIRST:  The name of the Corporation is Celerity Systems, Inc.,

         SECOND: The Corporation hereby amends its Certificate of Incorporation as follows:

         Effective as of the close of business on April 19, 2002 (the "Effective Time"), each twenty (20) issued and outstanding shares of Common Stock shall be combined into one (1) validity issued and outstanding share of Common Stock ("the Reverse Stock Split"). The par value of Common Stock shall not be affected by the Reverse Stock Split. Each stock certificate that prior to the Effective Time represented shares of Common Stock shall, following the Effective Time, represent the number of shares into which the shares of Common Stock represented by such certificate shall have been combined. This conversion shall occur automatically and without any action on the part of the shareholders. Each fractional share shall be rounded up to next whole share. No fractional shares or scrip shall be issued by reason of this Amendment, nor shall any fractional shares or scrip be issuable in respect of any options, warrants or other rights of any nature heretofore existing to acquire shares of Common Stock. Each holder of a certificate or certificates (the "Old Certificates," whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Company's transfer agent for cancellation, a certificate or certificates (the "New Certificates," whether one or more) responding the number of whole shares of the new Common Stock into which and for which the shares of old Common Stock, formerly represented by the Old Certificates so surrendered, are reclassified under the terms of the Reverse Stock Split.

         THIRD: After taking into account the Reverse Stock Split, the first sentence of Paragraph FOURTH of the Certificate of Incorporation pertaining to the authorized stock of the Corporation is hereby amended to read as follows:

         The total number of shares of capital stock which the Corporation has authority to issue is (i) Two Hundred and Fifty Million (250,000,000) shares of Common Stock with a par value of $0.001 ("Common Stock") and (ii) Three Million (3,000,000) shares of Preferred Stock with a par value of $0.01 per share (the "Designation Preferred Stock").

         The amendment effected herein was authorized by the affirmative vote of a majority of (i) the Board of Directors and (ii) the outstanding shares entitled to vote thereon at the Corporation's annual shareholders' meeting held on April 9, 2002.

         IN WITNESS WHEREOF, I hereunto sign my name and affirm that the statements made herein are true under the penalties of perjury, this 17th day of April, 2002.


                                           /s/ Kenneth D. Van Meter
                                           -------------------------------------
                                           Kenneth D. Van Meter
                                           President and Chief Executive Officer